Exhibit 99.1

October 12, 2005

Re:     Ventures-National, Inc. (OTCBB: TTGH)

Dear :

Based on our record date of October 4, 2005, we were pleased to learn you are a valued investor in our company.

By way of background, in addition to my position as Chairman of Ventures-National, Inc. (“VNI”), I am the Managing Member of Farwell Equity Partners, LLC (“FEP”), VNI’s controlling shareholder. FEP and its strategic partner Crivello Group, LLC, www.crivello.com, of which I am a member, make equity investments in public and private companies.

Given the magnitude of VNI’s recent acquisition and announced changes, our Board of Directors concluded it was important we communicate directly with our valued shareholders.

Our update is as follows:

Name Change:
VNI recently filed an Information Statement with the Securities and Exchange Commission concerning our intension to change our name to Titan Global Holdings, Inc. The Securities and Exchange Commission didn’t comment on our request. Therefore, effective approximately November 1, 2005, we will complete our name change.

Substantial Acquisition:
On August 12, 2005 we completed the acquisition of Oblio Telecom, Inc. In the event you were unaware of this transaction, we have included a copy of our recent news releases on this and other recent developments for your review.

Website:
We have upgraded and updated our corporate website. You can reach it at www.ventures-national.com. There is a new visitor friendly interface that will allow you to sign up automatically for free future news updates. We invite you to visit our new web page and sign up for our news service. Once our name change is complete, our website will become www.titanglobalholdings.com.

Research:
To assist our existing and prospective investors in understanding our business models, we hired Wall St. Resources to complete a research report on our company. A copy of it is enclosed for your review. A digital version is available at: http://wallstreetresources.net/pdf/fc/ttgh.pdf for your review. You may contact Wall St. Resources at 321-597-3733 to discuss the contents of this report should you have any questions or comments.

October 12, 2005

Should you have any ministerial questions about VNI, including your share certificates, please contact:

Investor Relations
Ventures-National, Inc.
44358 Old Warm Springs Blvd.
Fremont, CA 94538

Telephone: 866-836-2776
Email: investor-relations@ventures-national.com

Your continued support is appreciated. You are a valued member of VNI’s family of investors.

Sincerely,

David Marks
Chairman